FOR IMMEDIATE RELEASE              March 28, 2003
                                   Contact: Rosemarie Faccone
                                   732-577-9993


   MONMOUTH CAPITAL CORPORATION REPORTS YEAR-END EARNINGS

           FREEHOLD, NJ, March 28, 2003...Monmouth Capital Corporation (NASDAQ Small Cap:MONM) reported a net income of $555,000 or $.29 a share for the year ended December 31, 2002, as compared to $398,000 or $.25 a share for the short year ended December 31, 2001.

          A summary of significant financial information for the year ended December 31, 2002 and for the short year ended December 31, 2001 and for the quarters ended December
31, 2002 and 2001 is as follows:

                      For the year ended  For the short year ended
                       December 31, 2002      December 31, 2001
                       _________________   _______________________

Total Revenues            $2,840,000             $1,444,000
Net Income                $  555,000             $  398,000
Income Per Share          $      .29             $      .25
Weighted Avg.
  Shares Outstanding      1,925,000              1,597,000


                              Continued on next page

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                         For the Quarters Ended December 31,
                                  2002                2001
                                 ________           ________

Total Revenues                 $  792,000           $457,000
Net Income                     $  119,000          ($ 59,000)
Income Per Share               $      .06          ($    .04)
Weighted Avg. Shares
  Outstanding                   2,148,000          1,632,000


           Monmouth Capital Corporation is currently operating as a hybrid real estate investment trust (REIT), investing in real estate equities, mortgages, mortgage-backed securities and other REIT securities.